UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on June 3, 2009 at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the BJ’s Restaurant and Brewhouse located at 13130 Jamboree Road, Irvine, California 92602.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. Our agenda for the Annual Meeting will also include an overview of our business strategy and recent performance.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY BY MAIL, TELEPHONE OR INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

Sincerely,

Gerald W. Deitchle

Chairman of the Board, President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation, will be held at our “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, on June 3, 2009 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)	The election of seven directors to serve until our next annual meeting of shareholders and until their successors are elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditors”) for fiscal 2009; and

(3)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on April 20, 2009, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

Registered holders may vote:

1.	By Internet: go to http://www.investorvote.com/BJRI

2.	By toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the exercise of the proxy at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board, President and Chief Executive Officer

April 28, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 3, 2009

The Proxy Statement related to our 2009 Annual Meeting of Shareholders, our Annual Report to Shareholders for the year ended December 30, 2008, our Annual Report on Form 10-K for the year ended December 30, 2008 and directions to our 2009 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section on our website at www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS JUNE 3, 2009

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. in connection with our Annual Meeting of Shareholders and adjournments or postponements thereof to be held on June 3, 2009 at our “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith to each shareholder and in each case is solicited on behalf of our Board of Directors for use at the Annual Meeting. We made copies of this Proxy Statement available to shareholders beginning on April 28, 2009. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to us. Internet and telephone voting is available through 1:00 a.m. (Central Time) on June 3, 2009. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, by telephone or by mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted FOR the election of all seven of the nominee-directors specified herein, and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by our Board of Directors and each of them is one of our Directors.

Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

Under our bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to ratification of the selection of Ernst & Young LLP will have the same effect as votes against such proposal. Broker non-votes will be treated as unvoted for purposes of determining approval of any such proposal and will not be counted as votes for or against such proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2008 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, at the close of business on April 20, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 26,734,147 shares of Common Stock outstanding, with one vote per share, held by 142 shareholders of record. We estimate that there were approximately 3,000 beneficial shareholders.

With respect to election of directors, assuming a quorum is present, the seven candidates receiving the highest number of votes are elected. See “Nomination and Election of Directors.” To ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors of our Company shall not be less than seven and no more than 13 in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors. Currently, the Board of Directors has set the number of directors at seven. Our directors are elected at each annual meeting of shareholders. Therefore, at this Annual Meeting, seven directors will be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at this Annual Meeting set forth in the table below all currently serve on our Board of Directors and are all recommended by our Board of Directors for reelection at the Annual Meeting. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors.

The seven nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as our directors. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Gerald W. Deitchle	Chairman of the Board, President and Chief Executive Officer	57
Peter A. Bassi	Retired Chairman of Yum! Restaurants International	59
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	60
Shann M. Brassfield	President of Golden Resorts, Inc.	40
James A. Dal Pozzo	President of The Jacmar Companies	50
John F. Grundhofer	Retired Chairman, Chief Executive Officer and President, U.S. Bancorp	70
J. Roger King	Retired Senior Vice President, Human Resources of PepsiCo. Inc.	68

GERALD (“JERRY”) W. DEITCHLE has been our President and Chief Executive Officer since February 2005 and a member of our Board of Directors since November 2004. In June 2008, Mr. Deitchle was unanimously elected to the additional post of Chairman of the Board. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President.

PETER (“PETE”) A. BASSI has been a member of our Board of Directors since September 2004. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as “YRI”). YRI is the International

Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, KFC, Long John Silver’s and A&W Restaurants. Mr. Bassi led YRI since June 1997. Prior to this assignment, he was in charge of YRI’s Asian business. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi also serves as a director of The Pep Boys – Manny, Moe & Jack, El Pollo Loco, Inc. and Potbelly Sandwich Works.

LARRY D. BOUTS has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early-stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. in finance where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

SHANN M. BRASSFIELD has been a member of our Board of Directors since January 2001. Since January 1997, Mr. Brassfield has been President of Golden Resorts, Inc., a privately held investment and real estate company. From 1991 through 1997, he was the Vice President of Pacific Summit Development, Inc., an international real estate development company. Mr. Brassfield also has experience in the restaurant and hospitality industry.

JAMES A. DAL POZZO has been a member of our Board of Directors since January 2001. Mr. Dal Pozzo has served as the President of The Jacmar Companies since 1993 and was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992. Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo also serves as a director of Monrovia Nurseries and Retention Education, and is a Governor of Shawnigan Lake School in Shawnigan Lake, BC. Mr. Dal Pozzo is a certified public accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

JOHN (“JACK”) F. GRUNDHOFER has been a member of our Board of Directors since April 2002. Mr. Grundhofer is Chairman Emeritus, a non-elected honorary position, of U.S. Bancorp, the 6th largest financial services holding company in the United States. Mr. Grundhofer retired from U.S. Bancorp in 2002. Prior to his retirement, Mr. Grundhofer served as U.S. Bancorp’s Chairman from 1990 to 1997 and in 1999. Mr. Grundhofer also served as Chief Executive Officer of U.S. Bancorp from 1990 until February 2001, and served as President of U.S. Bancorp from 1990 until 1999. He reassumed the position of President from August 2000 until the merger of Firstar Corporation and U.S. Bancorp in February 2001. Prior to joining U.S. Bancorp, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank. Mr. Grundhofer is a director of The Donaldson Company, Inc., Securian Financial Group (formerly known as Minnesota Life Insurance Company), World Point Terminals, Inc. and Capmark Financial Group, Inc. He also serves on the board of numerous charitable organizations, universities, and advisory boards.

J. ROGER KING has been a member of our Board of Directors since April 2002. Mr. King spent 29 years in the human resources field for PepsiCo, Inc. During that tenure, he served as Senior Vice President of Human Resources at PepsiCo, Inc., Vice President of Labor Relations at Frito-Lay and Vice President of Human Resources at Pizza Hut. Mr. King also serves on the Board of Trustees of Texas Christian University. In addition, he has served as Chairman of the Employee Relations Committee of The Business Roundtable and Vice Chairman of the Labor Policy Association in Washington, D.C.

In addition to our current directors, Paul A. Motenko and Jeremiah J. Hennessy also served as directors during fiscal 2008. Messrs. Motenko and Hennessy resigned as directors effective December 30, 2008 to pursue new entrepreneurial ventures outside of the Company. Accordingly, in March 2009, we amended our bylaws to change the authorized number of directors from nine to seven.

We have entered into an employment agreement with Mr. Deitchle that require us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment agreement. Effective June 4, 2008, Mr. Deitchle was appointed Chairman of the Board, succeeding Mr. Motenko and Mr. Hennessy who had previously served as Co-Chairmen.

The terms of all directors will expire at the next annual meeting of shareholders or when their successors are elected and qualified. Each Company officer is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

Shareholders wishing to contact any Board member may do so by writing a letter addressed to such Board member and addressing it to our corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES THEREOF

Determination of Director Independence

In March 2009, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our directors or any members of their immediate family, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ.

As a result of this review, the Board affirmatively determined that all of our directors who served as directors for fiscal 2008 or who are nominated for election at the annual meeting are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Deitchle and Dal Pozzo. Mr. Deitchle is not considered to be independent due to his current service as our Chief Executive Officer. Mr. Dal Pozzo is not considered to be independent due to his employment as President of The Jacmar Companies, which currently provides food and supply distribution services to us. Additionally, Messrs. Motenko and Hennessy were not considered to be independent due to their status as Company employees during their period of service on our Board.

Board Meetings and Board Committees

The Board met six times during fiscal 2008. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total meetings of all committees of the Board on which he served held during the last fiscal year, except for Mr. Grundhofer who attended three meetings of the Board. At the end of each board meeting, the non-employee directors meet in executive session without members of management present. While we do not have a policy regarding board member attendance at our Annual Meeting, all directors attended our annual shareholders’ meeting in June 2008. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his duties, including attendance of meetings of our shareholders, the Board and those committees of which he is a member.

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its committees. The following provides certain information regarding the committees of the Board of Directors.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal controls and accounting matters, including the quarterly reviews and annual audit report from our independent auditors. Throughout fiscal 2008, the Audit Committee consisted of Mr. Grundhofer, Mr. Bouts and Mr. Bassi, all of whom are independent directors. Mr. Grundhofer is the Chairman of the Audit Committee. The Audit Committee held six meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “Corporate Governance” in the “Investors” section on our website at www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Compensation Committee also determines appropriate awards under our 1996 Stock Option Plan and our 2005 Equity Incentive Plan. The Compensation Committee consisted of Mr. King, Mr. Bassi and Mr. Brassfield during the fiscal year 2008, all of whom are independent directors. Mr. King is the Chairman of the Compensation Committee. The Compensation Committee held three meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Corporate Governance” in the “Investors” section on our website at www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing and implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct, which covers all of our directors, officers and employees and is designed to promote the honest and ethical conduct of our business. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of directors’ independence and the Board’s performance self-evaluation. The charter for the Governance and Nominating Committee is available under “Corporate Governance” in the “Investors” section on our website at www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

The Governance and Nominating Committee was established in March 2004 and consists of Mr. Grundhofer, Mr. Brassfield and Mr. King, all of whom are independent directors. Mr. Grundhofer serves as Chairman of the Governance and Nominating Committee. The Governance and Nominating Committee conducted its business within the context of regularly scheduled Board meetings and also held one separate meeting during the last fiscal year.

The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our bylaws relating to shareholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and,

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, customers, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors or one or more specific directors, may send a letter addressed to the Board of Directors or to the specific directors intended to be addressed to our corporate headquarters. We will forward all communications to the Board of Directors or to the specific directors identified by the shareholder. Our current policy is to send every shareholder’s communication addressed to the Board of Directors or to one or more specific directors to the identified directors.

Lead Independent Director

In March 2008, our Board of Directors created the position of Lead Independent Director to chair the Board’s executive sessions of non-employee directors. The Lead Independent Director also advises the Chairman of the Board and committee chairs with respect to agendas and information needs relating to Board and committee meetings, and performs such other duties as the Board may from time to time assign to assist the Board in fulfilling its responsibilities. Mr. Bassi currently serves as our Lead Independent Director.

Compensation of Directors

We compensate each non-employee director with an annual cash retainer of $30,000 (paid in quarterly installments), plus an annual grant of stock options valued at $40,000, with the underlying number of option shares determined using the Black-Scholes option pricing model. The directors’ annual equity grant occurs on January 15 each year. Annual equity grants vest over a three-year period. Stock options have an exercise price equal to the closing market price of our Common Stock on the grant date. In addition, the Chairmen of our Audit, Compensation and Governance Committees receive an additional annual cash retainer of $5,000, paid in quarterly installments. Our Lead Independent Director also receives an additional annual cash retainer of $7,500, payable in quarterly installments, commencing June 2008.

New non-employee directors receive their quarterly installment of their annual cash retainer at the first meeting upon being elected to the Board of Directors. In addition to the regular annual cash retainer, upon initially joining the Board of Directors, each non-employee director receives options to acquire 25,000 shares of Common Stock at a price equal to the closing market price of our Common Stock on the date of the grant. Such options vest over a two-year period. This initial option award will be granted as of the date of the recipient’s election to the Board if the election date is open for trading under our “blackout” policy for stock trading, or as of the first open trading day after the election date if the election date is not open for trading under our “blackout” policy.

The following table sets forth information concerning the compensation of our non-employee directors during 2008:

Name (1)	Fees Earned or Paid in Cash($)	Option Awards ($)(2)	Total ($)
Pete A. Bassi (3)	35,625	35,877	71,502
Larry D. Bouts (4)	30,000	35,877	65,877
Shann M. Brassfield (5)	30,000	35,877	65,877
James A. Dal Pozzo (6)	30,000	45,972	75,972
John F. Grundhofer (7)	40,000	45,972	85,972
J. Roger King (8)	35,000	45,972	80,972

(1)	Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Gerald W. Deitchle, our current Chairman, President and Chief Executive Officer, as well as former Board members Paul A. Motenko and Jeremiah J. Hennessy, are reflected in the Summary Compensation Table.

(2)	These amounts do not reflect amounts paid to or realized by the named individual for fiscal 2008. Instead, these amounts reflect the aggregate compensation cost for financial statement reporting purposes for fiscal 2008 under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”), for the fair value of stock options granted in 2008 and prior years. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the Securities and Exchange Commission (“SEC”) rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2008 grants, refer to note 1 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 30, 2008, as filed with the SEC.

(3)	Aggregate number of option awards outstanding held by Mr. Bassi at December 30, 2008 is 44,632.

(4)	Aggregate number of option awards outstanding held by Mr. Bouts at December 30, 2008 is 44,632.

(5)	Aggregate number of option awards outstanding held by Mr. Brassfield at December 30, 2008 is 70,401.

(6)	Aggregate number of option awards outstanding held by Mr. Dal Pozzo at December 30, 2008 is 70,401.

(7)	Aggregate number of option awards outstanding held by Mr. Grundhofer at December 30, 2008 is 20,502.

(8)	Aggregate number of option awards outstanding held by Mr. King at December 30, 2008 is 60,401.

Director Stock Ownership Guidelines

Effective January 3, 2007, the Board resolved that all non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board. All non-employee directors are required to achieve these guidelines within four years of joining the Board, or at the time these guidelines were adopted. Shares that count towards satisfaction of these guidelines include:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Restricted stock units;

•	Deferred stock units; and,

•	Stock beneficially owned in a trust, by spouse and/or minor children.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC. In addition, all members of the Audit Committee have been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditors. The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditors for fiscal year 2008. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. E&Y, as our independent auditors, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal year 2008 with management and E&Y. Management and E&Y have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed with E&Y their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2008;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•

reviewed the written disclosures and the letter from E&Y required by the Public Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with E&Y its independence, including the compatibility of non-audit services with the auditors’ independence; and,

•	discussed with E&Y the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 30, 2008 for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed Ernst & Young LLP as our independent auditors for its fiscal year 2009.

The Audit Committee

John F. Grundhofer, Chairman                Larry D. Bouts                Peter A. Bassi

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 2 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 29, 2009, and the Board is recommending shareholders ratify that appointment at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries and does not have, and has not had at any time, any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s nor any of our officers or directors has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of an independent registered public accounting firm for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 30, 2008 (fiscal 2008) and January 1, 2008 (fiscal 2007) by our independent auditors, Ernst & Young LLP:

	2008	2007
Audit Fees (1)	$356,500	$339,900
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)	These amounts represent fees of Ernst & Young LLP for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the fees for fiscal 2008 and 2007 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (a) each of our directors, (b) each executive officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group and (d) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

Name and Address (2)	Shares Beneficially Owned (1)
	Number of Shares (3)		Percentage of Class (3)
The Jacmar Companies William H. Tilley c/o The Jacmar Company 2200 W. Valley Boulevard Alhambra, CA 91803	4,202,319	(4)	15.72%

Golden Resorts, Inc. Jerry G. Brassfield, Director c/o Golden Resorts, Inc. 1901 S. Bascom Avenue, Suite 1700 Campbell, CA 95008	2,128,795	(5)	7.96%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,118,133	(6)	7.92%

Morgan Stanley 1585 Broadway New York, NY 10036	1,832,404	(7)	6.85%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	1,741,941	(8)	6.52%

Next Century Growth Investors, LLC 5500 Wayzata Boulevard, Suite 1275 Minneapolis, MN 21202	1,411,503	(9)	5.28%

Gerald W. Deitchle	358,298	(10)	1.32%

Paul A. Motenko	278,678	(11)	1.04%

Jeremiah J. Hennessy	258,828	(12)	*

James A. Dal Pozzo	4,354,453	(13)	16.25%

Shann M. Brassfield	674,039	(14)	2.52%

John F. Grundhofer	79,334	(15)	*

J. Roger King	74,884	(16)	*

Larry D. Bouts	103,565	(17)	*

Peter A. Bassi	53,565	(18)	*

Gregory S. Levin	73,174	(19)	*

Gregory S. Lynds	116,550	(20)	*

John D. Allegretto	64,537	(21)	*

All directors and executive officers as a group (14 persons)	6,686,695	(22)	23.95%

*	Less than 1%

(1)	The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)	Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the date hereof.

(4)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 1,487,964 shares held by the William H. Tilley Trust, 15,000 shares held by the William Tilley SEP IRA, 26,000 shares held by The William Tilley Family Foundation and 49,226 shares held by Tilley family members and affiliates. The Jacmar Companies are controlled by William H. Tilley whose address is the same as that of the Jacmar Companies. See “Certain Relationships and Related Transactions.”

(5)	Consists of 729,660 shares held of record by the Jerry G. Brassfield Revocable Trust, 62,166 shares held by Jerry G. Brassfield and family, 499,003 shares held by Golden Resorts, Inc., 68,500 shares held by Autofocus of which Jerry G. Brassfield is a director and major shareholder and 769,466 shares held by Sunline Settlement Trust of which Jerry G. Brassfield is the beneficial owner. Golden Resorts, Inc. is controlled by Jerry G. Brassfield whose address is the same as that of Golden Resorts, Inc. Shann M. Brassfield, one of our Directors, is the son of Jerry G. Brassfield.

(6)	Consists of shares owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with the power to vote and/or direct investment. The number of shares set forth in this table and the foregoing information is based solely on a Schedule 13G/A filed on February 12, 2009. T. Rowe Price Associates, Inc. has disclaimed beneficial ownership of these shares.

(7)	Based solely on a Schedule 13G/A filed on February 17, 2009, it is our belief that Morgan Stanley beneficially owned the number of shares indicated as of December 31, 2008. Morgan Stanley is the parent corporation of Morgan Stanley Investment Management Inc., which is an investment adviser having beneficial ownership of a substantial portion of the shares indicated.

(8)	Based solely on a Schedule 13G filed on January 26, 2009, it is our belief that Eagle Asset Management, Inc., a Florida corporation, is the beneficial owner of the shares indicated as of December 31, 2008.

(9)	Based solely on a Schedule 13G/A filed on March 18, 2009, it is our belief that Next Century Growth Investors, LLC, a Delaware limited liability company that is controlled by Thomas L. Press and Donald M. Longlet, is the beneficial owner of the shares indicated as of December 31, 2008.

(10)	Consists of 10,000 shares of Common Stock held of record by the Deitchle Family Trust, 8,000 shares of Common Stock held in Mr. Deitchle’s IRA, 3,608 shares of Common Stock of which Mr. Deitchle is the beneficial owner and 336,690 shares of Common Stock purchasable upon exercise of options.

(11)	Consists of 193,678 shares of Common Stock and options exercisable for up to 85,000 shares of Common Stock. See “Compensation Discussion and Analysis.” Mr. Motenko resigned from his positions as an officer and director of BJ’s effective December 30, 2008.

(12)	Consists of 173,828 shares of Common Stock and options exercisable for up to 85,000 shares of Common Stock. See “Compensation Discussion and Analysis.” Mr. Hennessy resigned from his positions as an officer and director of BJ’s effective December 30, 2008.

(13)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 102,800 shares held by Mr. Dal Pozzo, 26,000 shares held by The William Tilley Family Foundation (of which Mr. Dal Pozzo is Secretary and a Director), 1,537,190 shares held by various Tilley family trusts (of which Mr. Dal Pozzo is co-trustee) and 64,334 shares of Common Stock purchasable upon exercise of options. Mr. Dal Pozzo is an executive officer and director of The Jacmar Companies. See “Certain Relationships and Related Transactions.”

(14)	Consists of 102,300 shares held of record by the Shann M. Brassfield Revocable Trust, 499,003 shares held by Golden Resorts, Inc., 8,402 shares of Common Stock of which Mr. Shann Brassfield is the beneficial owner and 64,334 shares of Common Stock purchasable upon exercise of options. Mr. Brassfield is an executive officer and director of Golden Resorts, Inc., which is controlled by his father Jerry G. Brassfield.

(15)	Consists of 64,899 shares of Common Stock of which Mr. Grundhofer is the beneficial owner and 14,435 shares of Common Stock purchasable upon exercise of options.

(16)	Consists of 20,550 shares of Common Stock of which Mr. King is the beneficial owner and 54,334 shares of Common Stock purchasable upon exercise of options.

(17)	Consists of 65,000 shares of Common Stock of which Mr. Bouts is the beneficial owner and 38,565 shares of Common Stock purchasable upon exercise of options.

(18)	Consists of 15,000 shares of Common Stock of which Mr. Bassi is the beneficial owner and 38,565 shares of Common Stock purchasable upon exercise of options.

(19)	Consists of 4,105 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 69,069 shares of Common Stock. See “Compensation Discussion and Analysis.”

(20)	Consists of 1,503 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 115,047 shares of Common Stock. See “Compensation Discussion and Analysis.”

(21)	Consists of 451 shares of Common Stock of which Mr. Allegretto is the beneficial owner and options exercisable for up to 64,086 shares of Common Stock. See “Compensation Discussion and Analysis.”

(22)	Includes 1,183,467 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”) and outside directors as defined under Section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee reviews the performance of our officers and key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees. However, the basic compensation arrangement for Mr. Deitchle was originally established under an employment agreement previously approved by the Compensation Committee and the Board of Directors and is described in the section entitled “Compensation of the Chief Executive Officer” in this Proxy Statement. The Compensation Committee also makes recommendations regarding equity awards to executive officers and other employees pursuant to our equity compensation plans, including our 2005 Equity Incentive Plan.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee regularly receives reports and recommendations from management and, as appropriate, consults with legal, accounting or other advisors in accordance with the authority granted to the Compensation Committee in its charter.

Three independent directors, J. Roger King, Shann M. Brassfield, and Peter A. Bassi, currently serve on the Compensation Committee and served as Compensation Committee members during all of fiscal 2008. Mr. King is the chairman of the Compensation Committee. Each member of the Compensation Committee meets the independence requirements specified by the applicable rules of the SEC and the NASDAQ and by Section 162(m) of the Code, as determined annually by the Board. The Chairman of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Executive Officers

The named executive officers of the Company held the following positions as of April 28, 2009

Name	Position	Age
Gerald W. Deitchle	Chairman of the Board, President and Chief Executive Officer	57
Gregory S. Levin	Executive Vice President, Chief Financial Officer and Secretary	41
Gregory S. Lynds	Executive Vice President and Chief Development Officer	47
John D. Allegretto	Chief Supply Chain Officer	45

Departed Executive Officers

On December 30, 2008, Paul A. Motenko and Jeremiah J. Hennessy resigned from their positions as Vice President and members of our Board of Directors. We currently do not plan to appoint specific replacements for these two executive positions. However, we may appoint additional executive officers to assume different management responsibilities in the future.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final decisions regarding the compensation of executive officers, including base salaries, and cash-based and equity-based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of the other executive officers. This annual review is based on the individual performance objectives established annually for each executive officer as well as the Chief Executive Officer’s perspective on the performance of each executive officer. Any recommendations or conclusions made by the Chief Executive Officer based on the executive officer’s annual review, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or rewards. The Compensation Committee annually reviews the performance of the Chief Executive Officer.

Overview of Compensation Philosophy and Program

The Compensation Committee believes that executive compensation should be closely aligned with our performance on both a short-term and a long-term basis. In addition, the Compensation Committee believes that compensation should be designed to assist us in attracting and retaining management personnel that are critical to our long-term success. To that end, the Compensation Committee believes that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive bonuses, which are dependent on our annual consolidated financial performance and, for most executives, their individual performance; and,

•

long-term incentive compensation in the form of stock options, restricted stock units or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

The Compensation Committee considers a variety of factors when it establishes the amount of total compensation to award to executive officers each year. Among these factors are:

•	the amount of total compensation paid to our executives compared to amounts paid to similar executives at targeted peer group companies both for the prior year and over a multi-year period;

•	the value of equity-based compensation awarded in prior years;

•	internal pay equity considerations; and,

•	broad trends in executive compensation generally and within the restaurant industry.

Determining Executive Compensation

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in December of each year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditors to finalize the most recently completed fiscal year’s annual incentive calculations for executives and other applicable employees.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash bonus and equity awards for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee compares executive compensation levels and practices for executives holding comparable positions at targeted comparator group companies, which helps the Compensation Committee set compensation at competitive levels. For fiscal 2008, the Compensation Committee used Mercer Human Resource Consulting to analyze our comparator group. For fiscal 2009, the Compensation Committee used Semler Brossy Consulting Group, LLC to analyze the comparator group. Generally, the Compensation Committee’s philosophy is to target annual executive compensation to executives at approximately the 50th percentile of the comparator group. The Compensation Committee believes that targeting total compensation at approximately the 50th percentile enables us to remain competitive with our peers in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and the executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives and their overall leadership qualities, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to us in determining executive compensation rather than relying solely on specific peer group targets.

The comparable companies used in the assessment for both fiscal 2008 and 2009 did not change except for Rare Hospitality, which was included in the 2008 analysis, but was acquired in 2008 by Darden Restaurants and therefore was not included in the comparable companies for 2009. The comparable companies included in our assessment were:

Benihana	Peet’s Coffee & Tea
California Pizza Kitchen	PF Chang’s China Bistro
CEC Entertainment	Rare Hospitality
Cheesecake Factory	Red Robin Gourmet Burgers
Chipotle Mexican Grill	Ruth’s Chris Steakhouse
McCormick & Schmicks Seafood Restaurants	Texas Roadhouse
Mortons Restaurant Group

The Compensation Committee believes that the above peer group represents the optimal cross-section of companies for which we compete for talent or which are similar to us in size and business focus. Because our management team, as well as the institutional investment community, generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that setting compensation by reference to that same group would allow for the most meaningful comparisons of our actual performance against our peers, and therefore would enable the Compensation Committee to best structure compensation packages for our executive officers in a manner rewarding superior operating performance and the creation of shareholder value.

A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee gathers and reviews data from either Mercer Human Resource Consulting (fiscal 2008) or Semler Brossy Consulting Group, LLC (fiscal 2009) as well as relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of our performance or the individual, depending on the type of award, compared to established goals.

The results of Semler’s assessment indicated that Mr. Deitchle’s total compensation was near the 25th percentile for comparable companies surveyed. For Messrs. Levin, Lynds and Allegretto base pay was in the 25th to 50th percentile for comparable companies surveyed.

Elements of Executive Compensation

Base Salary. Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive in question and other similarly situated executives, and the comparative group companies’ base salary levels. For fiscal 2009, the Compensation Committee elected to provide its executive officers with modest increases in their base salaries over the amounts paid in fiscal 2008 to maintain the competitiveness of the their total compensation.

Annual Incentive Bonus. Each executive officer participates in our annual Performance Incentive Plan (“PIP”). Annual bonuses under the PIP are generally determined based on a percentage of each officer’s base salary, which for 2008, ranged from 25% to 65%. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards under the PIP. For fiscal 2008, the principal objective performance measure used by the Compensation Committee for the purposes of the PIP was a targeted amount for our consolidated pre-tax income, as adjusted for the impact of certain pre-tax charges related to asset disposals in connection with restaurant facility image enhancements and upgrades, as well as non-recurring legal settlements and terminations and natural disaster and related costs. The Compensation Committee used adjusted consolidated pre-tax income as the objective performance measure because it believes that this performance measure gives our executives a more definitive target that is largely within their ability to influence and control. In addition to the formula-based PIP, the Compensation Committee may exercise its discretion to modify an annual incentive bonus for any executive based on other performance factors.

Under the fiscal 2008 PIP, 67% of the executives’ incentive bonus (other than for the Chief Executive Officer – see “Compensation of the Chief Executive Officer and the Co-Chairmen” ) was based on the degree of achievement of our consolidated pre-tax income target, as adjusted for the non-cash charges noted above. The remaining 33% of the 2008 PIP incentive bonus was based on each executive’s achievement of certain agreed-upon individual performance objectives. For example, if the executive’s base salary was $100,000 and his/her total PIP incentive bonus was 25% of base salary (or $25,000), then 67% of the $25,000 total bonus (or $16,750) would be driven by the degree of achievement of the consolidated pre-tax income target, and 33% of the $25,000 total bonus (or $8,250) would be driven by the degree of achievement of individual performance objectives. The specific individual performance objectives established for each executive officer takes into account certain factors including the contributions of these officers to the success of our key strategic initiatives, as well as each officer’s personal development. These individual performance objectives usually change each year based on the strategic initiatives for the year and other factors.

Our targeted consolidated pre-tax income for fiscal 2008, as adjusted for the aforementioned non-cash charges, was $24.1 million. The 2008 PIP also provided for a sliding scale of potential incentive award percentages, starting with a required minimum performance threshold of at least 80% of target for any incentive to be earned under this section of the PIP and capping at 150% of target achievement. For fiscal 2008, our actual consolidated pre-tax income, as adjusted, was $16.4 million or approximately 68% of target. The Company’s performance shortfall compared to target for fiscal 2008 was principally due to a shortfall in targeted comparable restaurant sales which, in turn, was principally attributable to the slowing national economy and related factors that significantly affected consumer visits in general to casual dining restaurants during the year, as well as unplanned volatility in the costs for certain food commodities and energy that were outside the control of management. As a result of us only achieving 68% of our target, we did not pay out any cash incentive to any executive under the consolidated pre-tax income target section under our 2008 PIP.

The remaining 33% of the 2008 PIP incentive bonus is based on individual performance goals, except for Mr. Deitchle, whose fiscal 2008 PIP incentive bonus was based on consolidated pre-tax income because he is responsible for the financial performance of the entire Company. We believe individual bonus goals for certain executives are appropriate primarily to drive individual performance against strategic corporate initiatives. These individual goals are determined annually in conjunction with our strategic initiatives and presented to the Compensation Committee and Board of Directors at our annual strategic planning meeting. At the end of the year, the Compensation Committee, with the input from the Chief Executive Officer, reviews the individual performance goals of the respective executive officers; determines which performance goals were achieved; and, determines the resulting incentive bonus earned for this component of the PIP. The table below shows the fiscal 2008 target annual incentive bonus for each named executive officer as compared to the actual fiscal 2008 bonus payout.

Fiscal 2008 Annual Incentive Bonus Plan Target Bonus vs. Actual Payout

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)
Paul A. Motenko	—%	—%
Jeremiah J. Hennessy	—%	—%
Gerald W. Deitchle	65%	33.3%
Gregory S. Levin	45%	29.7%
Gregory S. Lynds	45%	24.1%
John D. Allegretto	35%	30.0%

The Compensation Committee approved the fiscal 2009 PIP at its December 2008 meeting. The basic terms, conditions, structure and percentage metrics of the fiscal 2009 PIP are substantially the same as that for the 2008 PIP. However, the 2009 principal objective performance target is consolidated income before interest income/expense and income taxes. The Compensation Committee decided to exclude interest income/expense in the 2009 target due to the volatility of the financial markets which can have an uncontrollable impact on the Company’s interest income/expense. As such, the Compensation Committee believes that consolidated income before interest and income taxes give a more definitive target that is largely within management’s ability to influence and control.

Long-Term Equity Compensation. We design our long-term incentive compensation to drive long-term company performance, to align the interests of our executives with those of our shareholders and to retain executives through long-term vesting and wealth accumulation. In fiscal 2008, long-term incentive compensation took the form of stock option awards and restricted stock units for executive officers based on prior year’s performance. Currently, the Compensation Committee targets a specific economic value for annual equity awards and then grants one half of the economic value in stock options and the other half of the economic value in restricted stock units. However, this allocation may change in the future, or may change for specific circumstances involving a given executive. The amount of annual equity awards granted to executive officers is based on a target economic value, which was set at approximately the 50th percentile of comparator group companies for comparable positions. However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate based on factors such as our prior year performance and individual executive performance.

Beginning in 2007, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, area/regional directors and certain brewery operations positions became eligible to receive restricted stock units in accordance with our Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. This program is designed to increase employee retention and to promote long-term wealth building based on ownership of our restricted stock units. Ownership of restricted stock units is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed-upon performance objectives during that service period (generally 5 years).

Stock Options. In determining the size of annual stock option grants to executive officers, the Compensation Committee bases its determinations and recommendations to the Board of Directors on such considerations as the value of total direct compensation for comparable positions in comparative group companies, company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share awards attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2008 were granted as nonqualified stock options with an exercise price equal to the closing price of our Common Stock on the date of grant (except for annual stock option grants which utilize the average closing price of the Company’s Common Stock for the last five trading days of the fiscal year). Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Other than the stock options granted to Messrs. Motenko, Hennessy and Deitchle discussed elsewhere in this Proxy Statement, stock options granted to our executive officers generally vest in five equal annual installments. Because employees will only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of our Common Stock.

Restricted Stock and Restricted Stock Units (“RSUs”). Restricted stock awards differ from stock options in that the primary purpose of restricted stock awards is to provide a component of equity-based compensation that, unlike stock options, has a measurable value to recipients immediately upon their grant, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations.

The Compensation Committee believes that restricted stock and restricted stock unit awards may also be very effective in attracting, motivating and retaining high quality management talent for all levels of our organization. Beginning in 2007, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, area/regional directors and certain brewery operations positions became eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. This program is a long-term wealth building program based on our RSUs that is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed upon performance objectives during that service period (generally 5 years). Our fiscal 2009 annual equity award grant to officers and other employees (which is determined based on 2008 performance) includes both stock options and RSUs. Moreover, because we do not currently have a pension or a supplemental executive retirement plan, we believe our annual grants of RSUs will assist certain key employees with their retirement planning through the potential wealth accumulation benefits of our annual grants.

Executive Benefit and Perquisites. Pursuant to their employment agreements, during fiscal 2008, each of Mr. Motenko and Mr. Hennessy were entitled to certain fringe benefits including use of a company automobile or automobile allowance of $1,000 per month and a $1,000,000 life insurance policy (premiums for which shall not exceed $7,500 per year) on the life of Mr. Motenko and Mr. Hennessy, as the case may be, with the beneficiaries designated by Mr. Motenko or Mr. Hennessy. In addition, they were entitled to receive customary vacation benefits, family health insurance and the right to participate in our customary executive benefit plans. Both Mr. Motenko and Mr. Hennessy resigned from all officer and director positions they held with us effective December 30, 2008.

In addition, pursuant to his employment agreement, Mr. Deitchle is entitled to certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, use of a company automobile or automobile allowance, family health insurance and the right to participate in our customary executive benefit plans. Other executive officers are entitled to receive customary vacation benefits, automobile allowances, family health insurance and the right to participate in our customary executive benefit plans.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates. Annual equity grants are presented and approved at the meeting of the Compensation Committee held in December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for all employees, including executive officers, is the first business day of the new fiscal year and the exercise price for the annual stock option grants is determined using the average of the closing price of our Common Stock for the last five trading days of the fiscal year.

For annual grants of restricted stock units, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares is thereafter determined by dividing the dollar amount approved by the Compensation Committee by the average of the closing market price of our Common Stock for the last five trading days of the fiscal year.

New Hire Grant Dates. Prior to 2007, stock option grants to newly-hired employees that fall within parameters previously set by the Compensation Committee were approved by written action by the Chief Executive Officer. Beginning in 2007, the Chief Executive Officer requested that all new hire grants be approved by the Compensation Committee prior to the new employee’s first day of employment. These grants occur on the first day of employment as stated in the offer letters for new employees, unless the first day of employment for a new Company officer is during one of our stock trading “black-out” periods, in which case the grants occur on the first trading day subsequent to the end of our “black-out” period. The exercise price is always the closing price of our Common Stock on the date of grant. Options granted to new employees generally vest ratably over five years. Beginning in 2008, we also began issuing restricted stock units to our newly-hired employees. The number of restricted stock units granted to our new employees is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant. These restricted stock units generally vest at 20% per year or in five equal annual installments.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”). Beginning in 2007, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, area/regional directors and certain brewery related positions became eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. New participants receive their grants on the first day of each month subsequent to their acceptance into the program in accordance with the GSSOP documentation. The number of RSUs granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the closing market price of our Common Stock on the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant.

All Other Grants. Our general practice is to issue equity grants annually or upon new employment as described above. In those instances when equity awards occur during the year due to employee promotions or other factors, the equity awards are approved in advance by the Compensation Committee and a future grant date is selected by the Committee. The exercise price for such awards will always be based on the closing price of our Common Stock on the date of grant.

Compensation of the Chief Executive Officer and the Co-Chairmen

Gerald W. Deitchle Employment Agreement

On January 19, 2005, we announced that Gerald W. (Jerry) Deitchle had been appointed as our President and CEO and his employment commenced February 1, 2005. In June 2008, Mr. Deitchle was unanimously elected to the additional post of Chairman of the Board. Under the terms of Mr. Deitchle’s employment agreement, he is entitled to receive annual cash compensation of $300,000, subject to a minimum escalation annually in accordance with increases in the Consumer Price Index and otherwise at the discretion of the Compensation Committee. Additionally, under the terms of his employment contract, Mr. Deitchle was entitled to a bonus based on the Company achieving a targeted EBITDA for fiscal 2005, and all subsequent year bonuses shall be determined by the Board of Directors in its sole discretion and shall be commensurate with that offered to the chief executive officers of similarly situated public restaurant companies, including our comparator companies listed above. Mr. Deitchle’s employment agreement expires on December 31, 2009 (the “Termination Date”). The agreement shall be automatically extended for additional one-year terms beyond the Termination Date (the “Extended Termination Date”) unless at least 30 calendar days prior to the Termination Date or the then current Extended Termination Date, Mr. Deitchle or the Company shall have given notice that he or it does not wish to extend the Agreement.

In May 2007, the Compensation Committee engaged Mercer Human Resource Consulting to evaluate the then-current compensation for our Chief Executive Officer (Mr. Deitchle), Chief Financial Officer (Mr. Levin) and Chief Development Officer (Mr. Lynds). Mercer’s evaluation concluded that Mr. Deitchle’s then-current annual target cash compensation was below the 25th percentile of comparator companies (see list of peer group companies in the “Compensation, Discussion and Analysis” section). As a result of this evaluation, and after also considering the Company’s performance compared to other similarly-situated casual dining restaurant companies, Mr. Deitchle’s annual base salary was increased to $420,000 for fiscal 2008 and $450,000 for fiscal 2009. Additionally, his annual PIP incentive bonus potential for 2008 and 2009 was established at 65% of his annual base salary as determined based on the degree of the achievement of our consolidated financial performance target for each year. For each 1% by which the targets are exceeded, Mr. Deitchle’s target bonus would be increased by 10% up to a maximum of 150% of the original incentive bonus. Based on the latest executive compensation market assessment by Semler Brossy Consulting Group, LLC, conducted in 2008, Mr. Deitchle’s annual target cash compensation remains below the 25th percentile of peer restaurant companies.

For fiscal 2008, the Company did not achieve its targeted pre-tax income target for the principal reasons previously stated (see “Elements of Executive Compensation – Annual Incentive Bonus”). However, at the discretion of the Compensation Committee, Mr. Deitchle was awarded an incentive bonus for fiscal 2008 of $91,000, or approximately 33% of his annual bonus potential under the 2008 PIP. Mr. Deitchle was awarded this bonus based on the Company’s outperformance of its peer restaurant companies with respect to the comparable restaurant sales metric and also in recognition of his contributions to the achievement of key companywide strategic and restaurant expansion initiatives during the year, including (but not limited to) the successful achievement of the 22% increase in targeted restaurant operating week growth during fiscal 2008. BJ’s comparable restaurant sales for 2008 declined by only 0.3%, compared to a decline of 3.1% for the casual dining segment of the restaurant industry as reported by the independent and widely-known Knapp Track™ survey of casual dining comparable restaurant sales. As such, the 33% payout of Mr. Deitchle’s total potential bonus reflects the Company’s overall achievement of its key strategic and restaurant expansion initiatives as approved by the Board of Directors at the Company’s annual planning meeting in December 2007.

In addition to Mr. Deitchle’s base salary and annual incentive bonus, Mr. Deitchle is entitled to certain other fringe benefits pursuant to his employment agreement including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance, family health insurance and the right to participate in our customary executive benefit plans.

In connection with his initial employment as our Chief Executive Officer in 2005, Mr. Deitchle received an initial grant of stock options to purchase 275,000 shares of our Common Stock under our existing stock option plan, of which 100,000 options vested on the date of grant and 87,500 vested on each of the second and third anniversaries of the date of grant. Additionally, Mr. Deitchle received a stock option grant of 25,000 shares upon joining our Board of Directors in November 2004, of which 12,500 options vested on each of the first and second anniversaries of the date of grant. Pursuant to his employment agreement, Mr. Deitchle shall be entitled to additional stock options or other equity-based compensation from time to time as determined by our Board of

Directors in its sole discretion. Per the amendments to Mr. Deitchle’s base salary and incentive compensation for fiscal 2008 and fiscal 2009, the Board agreed to grant Mr. Deitchle an equity award under our 2005 Equity Inventive Plan having a grant date value of $600,000 for both fiscal 2008 and fiscal 2009. As such, effective on January 2, 2008 in accordance with the Company’s annual grant practice, Mr. Deitchle received an equity grant of 18,044 shares of our restricted stock units and options to acquire 43,453 shares of our Common Stock at an exercise price of $16.63 per share for fiscal 2008. Additionally, effective on December 31, 2008 in accordance with our annual grant practice, Mr. Deitchle received an equity grant of 29,674 shares of our restricted stock units and options to acquire 42,796 shares of our Common Stock at an exercise price of $10.11 per share for fiscal 2009. Both the restricted stock units and the stock options granted for fiscal 2008 and fiscal 2009 vest ratably over five years from the date of grant.

Pursuant to the terms of his employment agreement, we have agreed to take all reasonable action within our control to cause Mr. Deitchle to continue to be appointed or elected to the Board of Directors during the term of his agreement. We may terminate Mr. Deitchle’s employment at any time. If the termination is by us for “Cause” (as defined below), as a result of the death or “Disability” (as defined below) of Mr. Deitchle, or by Mr. Deitchle for other than “Good Reason” (as defined below), Mr. Deitchle will be entitled to receive all amounts payable by us under his employment agreement to the date of termination (including a prorated portion of any accrued bonuses). In addition, if the termination is by us or Mr. Deitchle as a result of “Disability,” to the extent that Mr. Deitchle is not covered by any other comprehensive insurance that provides a comparable level of benefits, we will pay Mr. Deitchle an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of Mr. Deitchle and his eligible dependents. For purposes hereof, “Disability” shall mean incapacity due to physical or mental illness which results in Mr. Deitchle being absent from the full-time performance of substantially all of his material duties with us for 90 consecutive days or 180 days in any 12 month period.

In the event of termination of employment by us without “Cause” or by Mr. Deitchle for “Good Reason,” Mr. Deitchle shall be entitled to receive the following: (i) such base salary, vacation, prorated bonus and other benefits as have been earned through the date of termination and, to the extent that Mr. Deitchle is not covered by any other comprehensive insurance that provides a comparable level of benefits, we will pay Mr. Deitchle an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of Mr. Deitchle and his eligible dependents, and (ii) a lump sum severance equal to the greater of (a) one year’s then current base salary, or (b) fifty percent (50%) of the base salary that would be due to him (including annual increases) between the date of termination and the end of the remaining term of his employment contract.

For purposes of Mr. Deitchle’s employment agreement, “Cause” means: (i) an act or acts of dishonesty undertaken by Mr. Deitchle and intended to result in material personal gain or enrichment of him or others at our expense; (ii) gross misconduct that is willful or deliberate on Mr. Deitchle’s part and that, in either event, is materially injurious to us; (iii) the conviction of Mr. Deitchle of a felony; or, (iv) the material breach of any terms and conditions of his employment agreement by Mr. Deitchle, which breach has not been cured within 30 days after written notice thereof from us. The cessation of employment by Mr. Deitchle shall not be deemed to be for Cause unless and until there shall have been delivered to Mr. Deitchle a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Mr. Deitchle) at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Deitchle and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist and specifying the particulars thereof in detail.

For purposes of Mr. Deitchle’s employment agreement, “Good Reason” means: (i) any removal of Mr. Deitchle from, or any failure to nominate or re-elect Mr. Deitchle to, his current office and/or the Board, except in connection with termination of Mr. Deitchle’s employment for death, Disability or Cause; (ii) the failure by us to obtain the assumption of this Agreement by any successor to us, as provided in this Agreement;

(iii) our material breach of any terms and conditions of Mr. Deitchle’s employment agreement, which breach has not been cured by us within thirty (30) days after written notice thereof to us from Mr. Deitchle; or, (iv) in the event of certain events constituting our change in control: (a) (1) any reduction in Mr. Deitchle’s then-current base salary or any material reduction in Mr. Deitchle’s comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), (2) the assignment to Mr. Deitchle of duties that represent or constitute a material adverse change in Mr. Deitchle’s position, duties, responsibilities and status with us immediately prior to a change in control, or (3) a material adverse change in Mr. Deitchle’s reporting responsibilities, titles, offices, or any removal of Mr. Deitchle from, or any failure to re-elect Mr. Deitchle to, any of such positions, except in connection with the termination of Mr. Deitchle’s employment for Cause, upon the Disability or death of Mr. Deitchle, or upon the voluntary termination by Mr. Deitchle; (b) the relocation of Mr. Deitchle’s place of employment from the location at which Mr. Deitchle was principally employed immediately prior to the date of the change in control to a location more than 50 miles from such location; or, (c) the failure of any successor to us to assume and agree to perform its obligations under Mr. Deitchle’s employment agreement.

Paul A. Motenko and Jeremiah J. Hennessy Employment Agreements

On June 27, 2005, we entered into Amended and Restated Employment Agreements with each of Paul A. Motenko and Jeremiah J. Hennessy. The forms of employment agreements were substantially identical except that the agreement for Mr. Motenko provided that he would serve as our Co-Chairman, Secretary and as a Vice President whereas Mr. Hennessy’s employment agreement provided that he will serve only as the Co-Chairman. Both Mr. Motenko and Mr. Hennessy resigned from all officer and director positions they held with us effective December 30, 2008. During fiscal 2008, pursuant to the terms of their employment agreements, Mr. Motenko initially served as our Co-Chairman as well as a Vice President and Secretary and Mr. Hennessy initially served as our Co-Chairman. Effective June 4, 2008, Mr. Deitchle was appointed as our Chairman of the Board, replacing Mr. Motenko and Mr. Hennessy as Co-Chairmen. However, Mr. Motenko and Mr. Hennessy continued to serve as Co-Founders, Vice Presidents and directors until their resignation from all such positions at the end of fiscal 2008.

During fiscal 2008, each of Mr. Motenko and Mr. Hennessy received cash compensation of $337,770. For fiscal 2008, Mr. Motenko and Mr. Hennessy did not receive a cash bonus.

Pursuant to their employment agreements, during fiscal 2008, each of Mr. Motenko and Mr. Hennessy were entitled to certain fringe benefits including use of a company automobile or automobile allowance of $1,000 per month and a $1,000,000 life insurance policy (premiums for which shall not exceed $7,500 per year) on the life of Mr. Motenko and Mr. Hennessy, as the case may be, with the beneficiaries designated by Mr. Motenko or Mr. Hennessy. In addition, they were entitled to receive customary vacation benefits, family health insurance and the right to participate in our customary executive benefit plans.

Pursuant to the terms of their employment agreements, each of Mr. Motenko and Mr. Hennessy received an initial grant of stock options to purchase 85,000 shares of our Common Stock under our 2005 Equity Incentive Plan. The option exercise price was the closing price of our Common Stock on the date of grant. Pursuant to the separation agreements between us and Mr. Motenko and Mr. Hennessy, discussed below, all of these options accelerated and vested in full upon the termination of their employment with us.

Paul A. Motenko and Jeremiah J. Hennessy Separation Agreements

Effective December 17, 2008, we entered into a separation agreements with each of Mr. Motenko and Mr. Hennessy pursuant to which each of Mr. Motenko and Mr. Hennessy agreed that their respective employment with us would terminate effective December 30, 2008 and that, simultaneously with such termination, each would resign and cease to serve as a director and officer of BJ’s Restaurants and its subsidiaries. The terms of the separation agreements for each of Mr. Motenko and Mr. Hennessey were identical in all material respects.

Pursuant to the separation agreements, we will pay each of Mr. Motenko and Mr. Hennessy an amount equal to the $349,592 in base salary to which they were entitled pursuant to the terms of their respective employment agreements through the end of 2009. Such payments will be made in 26 bi-weekly installments in accordance with our payroll practices. In addition, we shall reimburse each of Mr. Motenko and Mr. Hennessy for a period of 18 months for the cost of premiums to maintain health insurance coverage in effect for each of them and their respective dependents. The current cost of coverage for each executive is $13,457 per annum and our reimbursement obligations shall increase in the event the cost of maintaining the existing health insurance coverage is increased by the insurer, subject to a maximum increase of 15% during the 18-month reimbursement period. Further, each of Mr. Motenko and Mr. Hennessy currently has options to purchase up to 85,000 shares of our Common Stock at an exercise price of $19.38 per share and pursuant to their separation agreements, effective as of the termination date of their employment, all of these options accelerated and vested in full and shall continue to be exercisable until December 31, 2009. Also, for a period of at least five years following the termination date of their employment, we shall continue to provide coverage to Mr. Motenko and Mr. Hennessy under any directors and officers’ liability insurance maintained by us in accordance with its usual and customary insurance practice.

The separation agreements also contain customary releases by each of Mr. Motenko, Mr. Hennessy and us with respect to any and all claims either party may have had against the other party arising out of the services of Mr. Motenko and Mr. Hennessy as officers and directors with us. Finally, the separation agreements provides for continuation of the confidentiality, non-disparagement and two (2) year non-solicitation covenants that were contained in Mr. Motenko’s and Mr. Hennessy’s employment agreements. However, we agreed to release Mr. Motenko and Mr. Hennessy from the non-competition covenants that were included in their respective employment agreements.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Mr. King, Mr. Brassfield and Mr. Bassi served on the Compensation Committee. No member of the Compensation Committee was, during fiscal 2008, an officer or employee of BJ’s, a former officer of BJ’s or any of its subsidiaries or had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2008.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and our change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive, were presented to and reviewed by the Compensation Committee.

Tax and Accounting Implications

Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to our chief executive officer and four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards. However, the Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

J. Roger King, Chairman	Peter A. Bassi	Shann M. Brassfield

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended December 30, 2008 of the current Chief Executive Officer, the current Chief Financial Officer and each of our four other most highly compensated executive officers who were serving as of December 30, 2008, and whose salary and bonus compensation for the year ended December 30, 2008 was at least $100,000.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Paul A. Motenko Vice President, Co-Founder (4)	2008	337,770	—	—	362,924	13,965	(5)	714,659
	2007	322,916	—	—	65,246	15,000	(5)	403,162

Jeremiah J. Hennessy Vice President, Co-Founder (6)	2008	337,770	—	—	362,924	14,737	(7)	715,431
	2007	322,916	—	—	65,246	16,042	(7)	404,204

Gerald W. Deitchle Chairman, President and Chief Executive Officer	2008	420,000	91,000	56,157	168,185	6,984	(8)	742,326
	2007	375,000	203,250	—	574,292	6,984	(8)	1,159,526

Gregory S. Levin Executive Vice President, Chief Financial Officer and Secretary	2008	300,000	40,095	32,763	204,646	12,984	(9)	590,488
	2007	275,625	103,969	—	173,365	12,984	(9)	565,943

Gregory S. Lynds Executive Vice President and Chief Development Officer	2008	275,000	29,811	23,393	172,923	9,756	(10)	510,883
	2007	250,625	94,594	—	207,053	9,384	(10)	561,656

John D. Allegretto Chief Supply Chain Officer	2008	218,500	22,965	7,020	199,380	13,236	(11)	461,101
	2007	210,000	68,164	—	193,122	12,984	(11)	484,270

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2008 and 2007. Instead, these amounts reflect the aggregate compensation cost for financial statement reporting purposes for fiscal 2008 and 2007 under SFAS 123R for the fair value of stock options granted in 2008 and 2007. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2008 grants, refer to note 1 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 30, 2008, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2008.

(4)	Mr. Motenko resigned from all officer and director positions he held with us effective December 30, 2008. In connection with Mr. Motenko’s separation agreement with the Company, stock options having a value for financial accounting purposes of $163,915 were vested on an accelerated basis and are reflected in the amount shown for him as “Option Awards” in the table above.

(5)	The amount shown is the estimated value of perquisites and other personal benefits received in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($1,312 and $984) and auto reimbursement/allowance ($12,653 and $14,016).

(6)	Mr. Hennessy resigned from all officer and director positions he held with us effective December 30, 2008. In connection with Mr. Hennessy’s separation agreement with the Company, stock options having a value for financial accounting purposes of $163,915 were vested on an accelerated basis and are reflected in the amount shown for him as “Option Awards” in the table above.

(7)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($1,312 and $984) and auto reimbursement/allowance ($13,425 and $15,058).

(8)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($984) and auto reimbursement/allowance ($6,000).

(9)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($984) and auto reimbursement/allowance ($12,000).

(10)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($1,356 and $984) and auto reimbursement/allowance ($8,400).

(11)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($1,236 and $984) and auto reimbursement/allowance ($12,000).

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our Common Stock and other plan-based awards made during the fiscal year ended December 30, 2008, to the persons named in the 2008 Summary Compensation Table.

2008 Grants of Plan-Based Awards

Name	Grant Date	Stock Awards		Option Awards
		Number of Securities Underlying Stock Awards (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)	Number of Securities Underlying Option Awards (#)(3)	Exercise or Base Price of Option Awards ($/Share)(4)	Grant Date Fair Value of Option Awards ($)(5)
Paul A. Motenko	—	—	—	—	—	—
Jeremiah J. Hennessy	—	—	—	—	—	—
Gerald W. Deitchle	01/02/08	18,044	282,389	43,453	16.63	274,323
Gregory S. Levin	01/02/08	10,526	164,732	25,348	16.63	160,024
Gregory S. Lynds	01/02/08	7,518	117,657	18,105	16.63	114,299
John D. Allegretto	01/02/08	2,256	35,306	5,432	16.63	34,293

(1)	This column shows the number of restricted stock units granted in 2008 to the Named Executive Officers. Restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	This column shows the number of stock options granted in 2008 to the Named Executive Officers. All of such options vest in five equal annual installments and expire ten years from the date of grant.

(4)	Reflects annual stock option grants which have an exercise price per share equal to an average of the closing prices of our Common Stock for the last five days of the fiscal year.

(5)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2008. Instead, these amounts reflect the aggregate compensation cost for financial statement reporting purposes under SFAS 123R for the fair value of stock options granted in 2008. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 30, 2008.

Outstanding Equity Awards at December 30, 2008

Name	Stock Awards		Option Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Paul A. Motenko	—	—	85,000	—		19.38	06/27/15
Jeremiah J. Hennessy	—	—	85,000	—		19.38	06/27/15
Gerald W. Deitchle	—	—	25,000	—		14.77	11/23/14
	—	—	275,000	—		14.04	01/12/15
	—	—	12,000	18,000	(3)	23.26	01/04/16
	—	—	5,000	20,000	(4)	19.96	01/03/17
	18,044	186,755	—	43,453	(10)	16.63	01/02/18
Gregory S. Levin	—	—	60,000	40,000	(5)	20.74	09/06/15
	—	—	2,000	8,000	(6)	19.96	01/03/17
	10,526	108,944	—	25,348	(10)	16.63	01/02/18
Gregory S. Lynds	—	—	90,000	—		11.26	07/22/13
	—	—	1,666	834	(7)	13.57	04/15/14
	—	—	2,964	5,926	(8)	15.50	02/22/15
	—	—	6,000	9,000	(3)	23.26	01/04/16
	—	—	2,000	8,000	(6)	19.96	01/03/17
	7,518	77,811	—	18,105	(10)	16.63	01/02/18
John D. Allegretto	—	—	60,000	40,000	(9)	23.47	08/08/15
	—	—	1,500	6,000	(6)	19.96	01/03/17
	2,256	23,350	—	5,432	(10)	16.63	01/02/18

(1)	All restricted stock units vest in five equal installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The unexercisable options vest in five annual installments commencing January 4, 2007.

(4)	The unexercisable options vest in five annual installments commencing January 3, 2008.

(5)	The unexercisable options vest in five annual installments commencing September 6, 2006.

(6)	The unexercisable options vest in five annual installments commencing January 3, 2008.

(7)	The unexercisable options vest in three annual installments commencing April 15, 2007.

(8)	The unexercisable options vest in three annual installments commencing February 22, 2008.

(9)	The unexercisable options vest in five annual installments commencing August 8, 2006.

(10)	The unexercisable options vest in five annual installments commencing January 2, 2009.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options during 2008 for each of the Named Executive Officers on an aggregated basis:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Paul A. Motenko	170,679	1,437,800
Jeremiah J. Hennessy	170,679	1,437,800
Gerald W. Deitchle	—	—
Gregory S. Levin	—	—
Gregory S. Lynds	—	—
John D. Allegretto	—	—

Potential Payments upon Termination or Change in Control

The separation agreements with Mr. Motenko and Mr. Hennessy discussed elsewhere in this Proxy Statement contain severance arrangements providing for the payment of certain benefits following the termination of their respective employment.

The employment agreement with Mr. Deitchle discussed elsewhere in this Proxy Statement contain severance arrangements providing for the payment of certain benefits if his employment is terminated, including termination following a change in control. In addition, in the event we terminate the employment of Mr. Levin without cause, he will be eligible to receive a severance payment of six months salary. Further, in the event we terminate the employment of Mr. Lynds without cause (including in connection with a change in control), he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by us (not to exceed an aggregate of 12 months).

We also have additional severance arrangements with certain other executive officers, pursuant to which the officer is eligible to receive a severance payment of no more than six months salary in the event we terminate the officer’s employment without cause. In addition, stock option awards granted to all employees generally provide for accelerated vesting or lapse of restrictions on awards if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards and other conditions are satisfied as described in the 2005 Equity Incentive Plan.

The following table describes the potential payments upon termination without cause or, after our change in control, termination without cause or termination for good reason for each named executive officer:

Name	Termination Without Cause or Termination for Good Reason (including Termination following a Change in Control)
	Cash Payment($) (1)	Acceleration of Vesting of Awards($) (2)	Benefits & Perquisites ($) (3)
Paul A. Motenko (4)	349,592	—	23,213
Jeremiah J. Hennessy (4)	349,592	—	23,213
Gerald W. Deitchle	420,000	186,755	14,507
Gregory S. Levin	150,000	108,944	6,671
Gregory S. Lynds	252,083	77,811	12,570
John D. Allegretto	—	—	4,193

(1)	Assumes a termination and base salary payments as of December 30, 2008 for each executive.

(2)	Calculated based on a termination date of December 30, 2008 and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year.

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

(4)	Reflects the amounts payable to Mr. Motenko and Mr. Hennessy upon the termination of their employment pursuant to the separation agreements we entered into with each of them discussed elsewhere in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

As of December 30, 2008, Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) owned approximately 16.2% of our outstanding Common Stock. James A. Dal Pozzo, a member of our Board of Directors, is the President of Jacmar. Jacmar, through its specialty wholesale food distributorship, is currently our largest supplier of food, beverage and paper products. In July 2006, after an extensive competitive bidding process, we entered into a three-year agreement with a national foodservice distribution system whose shareholders are prominent regional foodservice distributors, of which Jacmar is one. Jacmar will continue to service our restaurants in California and Nevada, while other system distributors will service our restaurants in all other states. Jacmar sells products to us at prices comparable to those offered by unrelated third parties. Jacmar supplied us with $46.8 million, $42.9 million and $27.1 million of food, beverage and paper products for fiscal 2008, 2007 and 2006, respectively, which represent 49.5%, 53.4% and 44.2% of our total costs for these products, respectively. We had trade payables due to Jacmar related to these products of $2.5 million and $1.8 million at December 30, 2008 and January 1, 2008, respectively. The Board of Directors has reviewed the terms of the agreements relating to pricing between Jacmar and us, and believes that the terms are at least as favorable or more favorable than we could obtain from another third party offering comparable goods and services.

Procedures for Approval of Related Party Transactions

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the Securities and Exchange Commission are submitted for review by the Board of Directors for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, except as described below, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis, except for William H. Tilley and Jerry G. Brassfield. Based on information provided to the Company by the persons or entities indicated, Mr. Tilley failed to file a Form 4 with respect to a gift of shares on or about December 23, 2008 and Mr. Brassfield failed to file a Form 4 with respect to a gift of shares on or about December 31, 2008. Mr. Tilley subsequently filed the required Form 4 and Mr. Brassfield subsequently filed a Form 5.

We notify our employees of their annual equity grants at the time of their annual review, which usually takes place in mid-January of each year. As such, employees are not notified of their equity grants until after the deadline for filing the required forms with the SEC. Once the employee is notified of their annual grant as part of the annual review process, all required forms are filed with the SEC. Therefore, the following individuals were late filers in regards to their annual equity grants:

Gerald W. Deitchle	Gregory S. Levin
Gregory S. Lynds	John D. Allegretto
Matthew D. Hood	Alexander M. Puchner
Lon F. Ledwith

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials. In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 31, 2009.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. In order for a proposal made outside of the requirements of Rule 14a-8 to be considered timely in connection with our 2010 Annual Meeting of Shareholders, such proposal must be received by our office of the Corporate Secretary at the address stated above no later than December 31, 2009. However, in the event that the annual meeting is called for a date that is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the annual meeting is first made.

The proxy solicited by the Board of Directors for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 16, 2009. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders containing our consolidated financial statements for the fiscal year ended December 30, 2008, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If Exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board, President and Chief Executive Officer

April 28, 2009

Huntington Beach, California

BJ'S RESTAURANTS, INC.

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 3, 2009.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

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1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - GERALD W. DEITCHLE	☐	☐	02 - JAMES A. DAL POZZO	☐	☐	03 - J. ROGER KING	☐	☐
04 - SHANN M. BRASSFIELD	☐	☐	05 - LARRY D. BOUTS	☐	☐	06 - JOHN F. GRUNDHOFER	☐	☐
07 - PETER A. BASSI	☐	☐						

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	For	Against	Abstain
2. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2009.	☐	☐	☐

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

B Non-Voting Items

Change of Address — Please print new address below.

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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<STOCK#> 011SOC

BJ’S RESTAURANTS, INC.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy choose . one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

1:00 Proxies a.m submitted ., Central Time, by the on Internet June 3, or 2009 telephone . must be received by

Vote by Internet

Log on to the Internet and go to www.investorvote.com/BJR

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - GERALD W. DEITCHLE

04 - SHANN M. BRASSFIELD

07 - PETER A. BASSI

02 - JAMES A. DAL POZZO

05 - LARRY D. BOUTS

03 - J. ROGER KING

06 - JOHN F. GRUNDHOFER

For Against Abstain

2. AS TO INDEPENDENT RATIFY THE APPOINTMENT AUDITORS FOR OF ERNST FISCAL & YEAR YOUNG 2009. LLP,

3. IN WHICH THEIR MAY DISCRETION, PROPERLY THE COME PROXIES BEFORE ARE THE AUTHORIZED ANNUAL MEETING TO VOTE OR UPON ANY ADJOURNMENT ANY OTHER BUSINESS THEREOF.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

AND THIS OTHER PROXY SHOULD PERSONS BE SIGNING SIGNED IN EXACTLY REPRESENTATIVE AS YOUR NAME CAPACITY, APPEARS THEY HEREON. SHOULD JOINT GIVE OWNERS FULL TITLES. SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

7 1 A V 0 2 1 8 9 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — BJ’S RESTAURANTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 3, 2009

THE UNDERSIGNED HEREBY APPOINTS GERALD W. DEITCHLE AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC. TO BE HELD AT 9:00 A.M. PACIFIC TIME, ON JUNE 3, 2009, AT BJ’S RESTAURANT & BREWHOUSE LOCATED AT 13130 JAMBOREE ROAD, IRVINE, CALIFORNIA 92602, AND AT ANY ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)